Exhibit 99.2

                           ANNUAL COMPLIANCE REPORT

     I, Janet P. O'Hara, being an officer of U.S. Bank Trust National Association, the Trustee in respect of the STRATS Trust for BellSouth Telecommunications Securities, Series 2003-1 (the "Trust"), certify that

     1. I have reviewed this annual report on Form 10-K in respect of the Trust, and all reports on Form 8-K filed by the Trustee in respect of the Trust and all distribution reports filed in respect of the Trust during the 2003 calendar year;

     2. Based on my knowledge, the information in these reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by this annual report;

     3. Based on my knowledge, the distribution information required to be provided to the certificateholders by the Trustee under the pooling and servicing or similar agreement for inclusion in these reports is included in these reports;

     4. I am responsible for reviewing the activities performed by the Trustee, under the pooling and servicing or similar agreement and based on my knowledge, except as disclosed in this annual report, the Trustee has fulfilled its obligations under that agreement; and

     5. The reports disclose all significant deficiencies relating to the Trustee's compliance with the minimum servicing or similar standards based upon the report provided by an independent public accountant, after conducting a review in compliance with the Uniform Single Attestation Program for Mortgage Bankers or similar procedure, as set forth in the pooling and servicing or similar agreement, that is included in these reports.



Date: March  26, 2004


By:        /s/ Janet P. O'Hara
       -----------------------------------
       Janet P. O'Hara, Assistant Vice President


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